CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated April 14, 1999 included in Fonix Corporation's Form 10-K for the years ended December 31, 1998 and 1997 and to all references to our firm included in this registration statement.

/s/
ARTHUR ANDERSEN LLP

Salt Lake City, Utah
June 18, 1999